Exhibit 99.1

News Release

Contact: Chip Swearngan

414-357-3688; chip.swearngan@metavante.com

METAVANTE TECHNOLOGIES BOARD OF DIRECTORS PROMOTES CEO MARTIRE TO CHAIRMAN

Martire Named Chairman and Chief Executive Officer;

Hayford Named President and Chief Operating Officer

MILWAUKEE, Oct. 31, 2008 – Metavante Technologies, Inc. (NYSE: MV) today announced that its Board of Directors has named the company’s Chief Executive Officer, Frank Martire, as Chairman of the Board. Metavante also announced that the Board has appointed the company’s Chief Operating Officer, Michael Hayford, as President and Chief Operating Officer. The actions, which are effective Nov. 1, 2008, are part of the Board’s established management succession plan.

Martire, 61, joined Metavante Corporation in January 2003 as president of its financial services group and was named president and chief executive officer in March of that year. Hayford, 49, joined Metavante in 1992 as head of operations. He has served as senior executive vice president and chief operating officer of Metavante Corporation since May 1, 2006. Each executive has served as a director of Metavante Technologies, Inc. since its separation from Marshall & Ilsley Corporation on Nov. 1, 2007. Complete biographies and photos of Martire and Hayford follow this news release. [Biographies and photos not attached]

Dennis Kuester, who has served as Chairman of the Board since the company’s Nov. 1, 2007 separation from Marshall & Ilsley Corporation, will continue to serve as a director.

About Metavante

Metavante Technologies, Inc. (NYSE: MV) is the parent company of Metavante Corporation. Metavante Corporation delivers banking and payments technologies to over 8,000 financial services firms and businesses worldwide. Metavante products and services drive account processing for deposit, loan and trust systems, image-based and conventional check processing, electronic funds transfer, consumer healthcare payments, electronic presentment and payment, business transformation services, and payment network solutions including the NYCE Network, a leading ATM/PIN debit network. Metavante (www.metavante.com) is headquartered in Milwaukee.

Metavante and NYCE are registered trademarks of Metavante Corporation, which is the principal subsidiary of Metavante Technologies, Inc.

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